EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) entered into as of December 1, 2005 by and between Answers Corporation, (“Company”) and Assaf Rozenblatt (“Employee”).

WHEREAS, the Company and Employee are parties to that certain Purchase Agreement dated as of even date herewith (the “Purchase Agreement”), pursuant to which, among other things, (i) the Company has agreed to purchase all of the limited liability interests in Brainboost Technology, LLC from Brainboost Partnership, and (ii), the Company will own title to and all rights associated with certain proprietary technology (a/k/a the Brainboost Answer Engine; “BAE”); and

WHEREAS, the Company plans to integrate the BAE into its product(s) and, for purposes of such integration, seeks the knowledge and expertise gained by Employee during his development of the BAE; and

WHEREAS, Employee desires to become employed by the Company, and the Company desires to employ Employee upon the terms and conditions hereinafter set forth;

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Definition of Certain Terms. Capitalized terms used in this Agreement but not defined herein shall have the meanings ascribed to such terms in the Purchase Agreement.

2. Employment. The Company hereby agrees to employ Employee, and Employee hereby accepts such employment and agrees to perform Employee's duties and responsibilities, in accordance with the terms, conditions and provisions hereinafter set forth. This Agreement shall be effective as of the date set forth in Section 2.1 below, and shall continue until it is terminated in accordance with Section 3 hereof. Nothing in this Agreement shall be construed as giving Employee any right to be retained in the employ of the Company, and Employee specifically acknowledges that he shall be an employee-at-will of the Company, and thus subject to discharge at any time by the Company with or without Cause and without compensation of any nature except as provided in this Agreement.

2.1. Duties and Responsibilities. Commencing December 5, 2005 (the “Effective Date”), Employee shall serve as the Director of Natural Language Research of the Company, reporting to the Company’s Chief Technical Officer (or, alternatively, another product development executive, if applicable). Employee shall perform all duties and accept all responsibilities incident to such position as such tasks that may be reasonably assigned to him by his supervisor and by the Company’s CEO relating to the assistance with the integration of the BAE into the Company’s product(s) and further development of the BAE. The parties agree that Employee will be responsible, among other things, for leading a team, the size, composition and location of which shall be determined by agreement of the Company and Employee, to address the porting, integration and continued development of the BAE.

2.2. Relocation. Employee undertakes to spend up to six (6) months, commencing no later than January 1, 2006 (the “Travel Date”), in Israel, working out of the Company’s R&D facilities in Jerusalem, for purposes of ensuring a smooth integration of the BAE into the Company’s product(s) (the “Relocation Period”). Employee acknowledges that management may request that the Relocation Period be extended or shortened, and will reasonably cooperate to meet the Company’s needs in this respect. During the Relocation Period, Employee shall be entitled to the coverage by the Company of (i) one (1) roundtrip coach airfare tickets for each three months of relocation in Israel (exclusive of Employee’s first relocation trip and relocation back to New York at the culmination of the Relocation Period) between New York and Israel, (ii) monthly living, travel and miscellaneous expenses in Israel not to exceed $1,500, and (iii) the premiums for any additional medical coverage necessary to cover the Employee while abroad to the same extent as he would be covered in the United States (the “Covered Expenses”). The parties agree that the Covered Expenses shall constitute the exclusive payment to Employee for his expenses incurred during the Relocation Period. The Company shall pay such Covered Expenses at such times and in the same manner as the Company customarily reimburses its other employees for amounts expended on behalf of the Company.

2.3. Extent of Service. Employee agrees to use his best efforts to carry out his duties and responsibilities under Section 2.1 hereof and, consistent with the other provisions of this Agreement, to devote substantially all of his business time thereto. Notwithstanding the foregoing, the Company acknowledges that between the Effective Date and the Travel Date, Employee will be permitted to devote a portion of his business time to personal arrangements in preparation for the Relocation Period and that during such period, his failure to devote to the Company the requisite efforts and business time shall not be considered in any way a breach of this Agreement; provided, however, that Employee agrees to make himself available, to as much extent possible, for business matters concerning his duties and responsibilities and to reasonably accommodate the Company’s needs.

2.4. Base Salary. For all the services rendered by Employee hereunder, the Company shall pay Employee a base salary (“Base Salary”) to his designated account in the United States, commencing on the Effective Date, at the annual rate of one hundred twenty thousand Dollars ($120,000), payable in installments at such times as the Company customarily pays its other U.S. employees (and subject only to such withholdings as the Company’s U.S. employees are subject to).

2.5. Benefits; Retirement and Savings Plans. Employee shall be entitled to participate in the Company’s standard medical insurance plans and in all employee retirement or savings plans and programs made available to the Company's U. S. employees generally, as such plans may be in effect from time to time and subject to the eligibility requirements of such plans.

2.6. Vacation; Holidays; Sick Days. Employee shall be entitled to fifteen (15) days of paid vacation each year, adding one (1) day for each year from the date of initial employment up to a total maximum of twenty-two (22) days annually, and additional time off for sick leave and holidays in accordance with the Company's vacation, holiday and other pay for time not worked policies.

3. Termination. Employee's employment shall terminate upon the occurrence of any of the following events:

3.1. Voluntary Termination By the Company. The Company may terminate the Employee’s employment with the Company without cause at any time upon one (1) month written notice. The Company shall have the right, in its sole discretion, to require Employee to continue working for the Company during the notice period.

3.2. Disability. The Company may terminate Employee's employment if Employee has been unable to perform the material duties of his employment due to a disability which (i) continues for more than ninety (90) days and (ii) cannot be reasonably accommodated (the “Disability”). If the Company terminates Employee's employment for Disability, Employee shall be entitled to receive under this Agreement the following:

(a) The Company shall pay to Employee any amounts earned, accrued or owing but not yet paid under Section 2 above.

(b) Employee shall receive any other benefits accrued or earned in accordance with the terms of any applicable benefit plans and programs of the Company.

3.3. Death. If Employee dies while employed by the Company, the Company shall pay to Employee's executor, legal representative, administrator or designated beneficiary, as applicable, (i) any amounts earned, accrued or owing but not yet paid under Section 2 above and any benefits accrued or earned under the Company's benefit plans and programs. Otherwise, the Company shall have no further liability or obligation under this Agreement to Employee's executors, legal representatives, administrators, heirs or assigns or any other person claiming under or through Employee.

3.4. Cause. The Company may terminate Employee’s employment at any time for “Cause” upon immediate written notice to Employee, in which event all payments under this Agreement shall cease, except for Base Salary to the extent already accrued. Employee shall be entitled to any benefits accrued or earned before his termination in accordance with the terms of any applicable benefit plans and programs of the Company. For purposes of this Section 3.4, the term “Cause” shall mean the occurrence of any one or more of the following: (i) Any act of fraud or dishonesty or gross negligence, only as such relates to his Employment; (ii) Employee’s willful misconduct which materially injures the Company; (iii) Employee’s conviction by, or entry or a plea of guilty or nolo contendre in, a court of competent jurisdiction for any crime which constitutes a felony in the jurisdiction involved, or (iv) the gross failure by Employee to adequately perform his duties to assist with the integration of the BAE into the Company’s product(s) and further develop the BAE. The Employee may contest any termination pursuant to Section 3.4 of this Agreement.

3.5. Notice of Termination. Any termination of Employee's employment shall be communicated by a written notice of termination to the other party hereto given in accordance with Section 9 below.

4. Covenant Not to Compete. Employee acknowledges that the nature of the Company's business is such that if Employee were to become employed by, or substantially involved in, the business of a competitor of the Company while employed by the Company and for twelve (12) months following the termination of Employee’s employment by the Company, for whatever reason, it would be very difficult for the Employee not to rely on or use the Company's trade secrets and confidential information (the “Non-Compete Period”). Thus, to avoid the inevitable disclosure of the Company’s trade secrets and confidential information, during the Non-Compete Period, Employee agrees not to directly or indirectly engage in (whether as an employee, consultant, proprietor, partner, director or otherwise), nor have any ownership interest in or participate in the financing, operation, management or control of, any person, firm, corporation or business that competes with the business the Company was pursuing or had documented concrete plans to pursue at the time of the termination of the Employee’s employment as described above, or is a customer of the Company at the time of the termination of the Employee's employment. In addition, during the Non-Compete Period, Employee will not directly or indirectly: (a) solicit, encourage, recruit or take any other action which is intended to induce any other employee, independent contractor, customer or supplier of the Company or any affiliated corporation to terminate his, her or its relationship with the Company or any affiliated corporation; or (b) interfere in any manner with the contractual or employment relationship between the Company or any affiliated corporation and any employee, independent contractor, customer or supplier of the Company or any affiliated corporation. The foregoing restrictions shall not preclude Employee from purchasing, receiving or holding (directly or indirectly) solely as a passive investment 5% or less of the outstanding stock, other securities or other equity participation interests of any entity.

5. Non-Disclosure. Employee acknowledges that during the course of his performance of services for the Company, he will acquire technical knowledge with respect to the Company’s business operations, including, by way of illustration, the Company’s existing and contemplated products (current and future), trade secrets, methods, secrets, formulas, data, patents, copyrights, know how, source code, software programs, models, compilations, algorithms, flow charts, techniques, systems, processes, business and financial methods or practices, plans, pricing, marketing, merchandising and selling techniques and information, customer lists, supplier lists, plans, price lists, technical information, data and know-how (whether for its own use or for use by Company clients) and including, without limitation, confidential information relating to the Company’s policies and/or business strategy and business and operations of the Company’s affiliates (all of such information herein referenced to as the “Confidential Information”); provided, however that the term “Confidential Information” shall not include (a) any information which is or becomes publicly available otherwise than through breach of this Agreement or (b) any information which is or becomes known or available to Employee on a non-confidential basis and not in contravention of applicable law from a source which is entitled to disclose such information to Employee. Employee agrees that he will not, while he is employed by the Company, divulge to any person, directly or indirectly, except to the Company or its officers, employees and agents or as reasonably required in connection with his duties on behalf of the Company, or use, except on behalf of the Company, any Confidential Information. Employee agrees that he will not, at any time after his employment with the Company has ended, divulge to any person directly or indirectly any Confidential Information nor use the Confidential Information in any way detrimental to the Company. Employee further agrees that if his relationship with the Company is terminated (for whatever reason) he shall not take with him but will leave with the Company all records, papers and computer software and data and any copies thereof relating to the Confidential Information (or if such papers, records, computer software and data or copies are not on the premises of the Company, Employee agrees to return such papers, records and computer software and data immediately upon his termination). Employee acknowledges that all such papers, records, computer software and data or copies thereof are and remain the property of the Company. Notwithstanding anything in this Agreement to the contrary, the Employee may disclose Confidential Information to the extent necessary in relation to legal proceeding, threatened legal proceedings and financial and tax matters related to or in connection with the Purchase Agreement, this Agreement and the rights and obligations under both agreements as well as the other Related Agreements. In the event that the Employee is requested to disclose Confidential Information by operation of law, court order or other governmental demand (“Process”), the Employee shall immediately notify the Company of such Process and shall not disclose such Confidential Information in response to such Process, to the extent requested protection from a legal or governmental authority with jurisdiction to offer protection in the face of such Process has been granted.

6. Intellectual Property Rights. Employee agrees that all proprietary information, including but not limited to, trade secrets and know-how, corporate documents and records, investor-lists, policies, copyrights, inventions, source code, software, methods, innovations, improvements, discoveries or developments relating to the Company’s business or method of conducting business and to the BAE, including new contributions, improvements and ideas, whether or not patentable, copyrightable or in any other way legally protected (“Inventions”), conceived or made by Employee, either solely or jointly with others, during Employee’s employment with the Company which arise out of Employee’s employment or exposure to Confidential Information shall belong to and be the sole property of the Company. Employee assigns to the Company any rights Employee may have or acquire in such Inventions and agrees to execute all instruments and documents and to perform all actions which may be reasonably requested by the Board to establish, confirm and vest in the Company such ownership.

7. Survivorship. The respective rights and obligations of the parties under this Agreement shall survive any termination of Employee's employment to the extent necessary to the intended preservation of such rights and obligations.

8. Governing law; Forum. This Agreement shall be governed by, and construed and interpreted under, the laws of the State of New York. Any legal claim lodged by one party against the other arising from the terms of this Agreement shall be adjudicated only by the appropriate court in the State of new York.

9. Notices. All notices and other communications required or permitted under this Agreement or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when hand delivered or mailed by registered or certified mail or sent via facsimile, as follows (provided that notice of change of address shall be deemed given only when received):

If to the Company, to:

Answers Corporation
237 West 35th Street
Suite 1101
New York, NY 10001
Facsimile: 646-304-1824
Attention: Robert S. Rosenschein, CEO

If to Employee, to:
Assaf Rozenblatt
7001 Ave V, Apt 2
Brooklyn, NY 11234
Facsimile: ______________

or to such other names or addresses as the Company or Employee, as the case may be, shall designate by notice to each other person entitled to receive notices in the manner specified in this Section.

10. Contents of Agreement; Amendment and Assignment.

(a) This Agreement, the Purchase Agreement and the Related Agreements set forth the entire understanding between the parties hereto with respect to the subject matter hereof and cannot be changed, modified, extended or terminated except upon written amendment approved by the Company and executed on its behalf by an officer and by Employee.

(b) All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto, except that the employment duties and responsibilities of Employee under this Agreement are of a personal nature and shall not be assignable or delegatable in whole or in part by Employee. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company, within 15 days of such succession, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform if no such succession had taken place.

11. Severability. If any provision of this Agreement or application thereof to anyone or under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction. If any provision is held void, invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.

12. Remedies Cumulative; No Waiver. No remedy conferred upon a party by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given under this Agreement or now or hereafter existing at law or in equity. No delay or omission by a party in exercising any right, remedy or power under this Agreement or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by such party from time to time and as often as may be deemed expedient or necessary by such party in its sole discretion.

13. Miscellaneous. All section headings used in this Agreement are for convenience only. This Agreement may be executed in counterparts, each of which is an original. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

14. Withholding. All payments under this Agreement shall be made subject to applicable U. S. tax withholding, and the Company shall withhold from any payments under this Agreement all federal, state and local income taxes as the Company is required to withhold pursuant to any law or governmental rule or regulation. Except as specifically provided otherwise in this Agreement, Employee shall bear all expense of, and be solely responsible for, all federal, state and local income taxes due with respect to any payment received under this Agreement.

15. Company Policies. Employee hereby acknowledges receipt, together with this Agreement, of the Company’s (i) Code of Ethics and Business Conduct, attached hereto as Exhibit A (the “Code”) and (ii) Procedures and Guidelines Governing Insider Trading and Tipping, attached hereto as Exhibit B (the “Insider Trading Policy”; collectively, the “Policies”), and confirms that he has read and understood the provisions contained in the Policies, recognizes that the Policies apply to all Company employees and firmly undertakes to abide by their provisions at all times.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Agreement as of the date first above written.

Answers Corporation

By:	/s/ Steven Steinberg
Name: Steven Steinberg Title: Chief Financial Officer

Employee
/s/ Assaf Rozenblatt
Assaf Rozenblatt